UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MOTUS GI HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

MOTUS GI HOLDINGS, INC.
1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

PROXY STATEMENT SUPPLEMENT DATED FEBRUARY 16, 2024

Special Meeting of Stockholders

To be held on February 16, 2024

The following information supplements and should be read in conjunction with the original Proxy Statement dated January 24, 2024 of Motus GI Holdings, Inc. (“Motus” or the “Company”), which was mailed to Company stockholders on or about January 25, 2024 (the “Proxy”). Terms defined in the Proxy have the same meaning herein, unless the context otherwise requires.

SUPPLEMENTAL DISCLOSURE

Motus is providing this supplement to reflect the following updates to the disclosure in the Proxy:

Adjournment

On February 16, 2024, the Company published a press release announcing that it had convened and then adjourned its 2024 Special Meeting of Stockholders (the “Special Meeting”), without conducting any business, in order to provide its stockholders additional time within which to vote on the proposal described in the Company’s Proxy. The adjourned Special Meeting will reconvene on March 7, 2024 at 9:30 a.m. Eastern Time at www.cstproxy.com/motusgi/sm2024.

A copy of the press release announcing the adjournment is included herein as Annex A.

Proxy Solicitor

The Company has retained Alliance Advisors, LLC to act as its proxy solicitation agent. The fees to be paid to Alliance Advisors, LLC for its solicitation services are not to exceed $12,000, plus any approved out-of-pocket expenses. In addition, the Company has agreed to indemnify Alliance Advisors and certain related persons against certain liabilities relating to or arising out of Alliance Advisor LLC’s engagement.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy remains unchanged. From and after the date of this supplement, all references to the “Proxy” are to the Proxy as supplemented hereby.

Annex A

February 16, 2024

Motus GI Holdings, Inc. Announces Adjournment of the February 16, 2024 Special Meeting of Stockholders

FORT LAUDERDALE, Fla., Feb. 16, 2024 (GLOBE NEWSWIRE) – Motus GI Holdings, Inc. (“the “Company”) (NASDAQ: MOTS), today announced that its special meeting of stockholders held on February 16, 2024 (the “Special Meeting”) was convened and then adjourned, without conducting any business, in order to provide stockholders additional time within which to vote on the proposal described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2024 (the “Proxy Statement”).

The adjourned Special Meeting will reconvene on March 7, 2024 at 9:30 a.m. Eastern Time at www.cstproxy.com/motusgi/sm2024. The original record date of December 20, 2023 remains the same for the adjourned Special Meeting. Stockholders of record may attend the virtual webcast meeting by logging in through the same method as set forth in the Company’s Proxy Statement.

The Company has adjourned the Special Meeting to allow stockholders additional time to vote. The proposal set forth in the Proxy Statement will be voted upon at the adjourned Special Meeting to be held on March 7, 2024. The Company’s board of directors believes that the stockholders’ approval of the proposal is the best interests of the Company and its stockholders for the reasons described in the Proxy Statement and recommends that its stockholders vote “FOR” such proposal.

Stockholders who have already voted their shares on the proposal contained in the Proxy Statement do not need to vote again. Proxies previously submitted will be voted at the adjourned Special Meeting to be held on March 7, 2024, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders, as of the record date on December 20, 2023, who have not yet voted to do so promptly. Stockholders may use the proxy card that they were originally provided with or vote in the manner as set forth in the Proxy Statement.

About Motus GI Holdings, Inc.

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, statements relating to the Company’s current views and assumptions with respect to future events regarding its business, the success of the Company’s current and future business strategies, competitive position, and other statements that are predictive in nature, risks related to market and other conditions, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, potential growth opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the SEC, and its other filings with the SEC. Undue reliance should not be placed on any such forward-looking statements as actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact:
Troy Williams
LifeSci Advisors
(518) 221-0106
twilliams@lifesciadvisors.com